Exhibit 10.62

                    AGREEMENT AND PLAN OF REORGANIZATION
                    ------------------------------------

     This AGREEMENT AND PLAN OF REORGANIZATION is dated as of December 11, 1998 by and among First Cash, Inc., a Delaware corporation ("Parent"), Cash & Go of Illinois, Inc., an Illinois corporation and a wholly-owned subsidiary of Parent ("Subsidiary"), One Iron Ventures, Inc., an Illinois corporation (the "Target") (Subsidiary and Target being hereinafter collectively referred to as the "Constituent Corporations") and Erik P. Gustafson, Donald H. Gustafson, Jr., Judy Redington and William Bingo (individually, a "Shareholder" and collectively, the "Shareholders").

                                  RECITALS
                                  --------

     WHEREAS, the Boards of Directors of Parent, Subsidiary and Target have approved the acquisition of Target by Parent; and

     WHEREAS, the Boards of Directors of Parent, Subsidiary and Target have approved the merger of Subsidiary into Target (the "Merger"), pursuant to the Agreement of Merger set forth in Exhibit A hereto ("Merger Agreement") and the transactions contemplated hereby, in accordance with the applicable provisions of the statutes of the State of Illinois, which permit such Merger; and

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization with the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, each of the parties to this Agreement desires to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions thereto.

                                  AGREEMENT
                                  ---------

     Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                  ARTICLE I

                                 THE MERGER
                                 ----------

     1.1	The Merger.  (a)  At the Effective Time (as defined in section 1.2)
and subject to the terms and conditions of this Agreement and the Merger
Agreement, Subsidiary shall be merged into Target and the separate existence of
Subsidiary shall thereupon cease, in accordance with the applicable provisions of the Illinois Business Corporation Act of 1983, as amended (the "IBCA").

     (b) Target will be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation") and will continue to be governed by the laws of the State of Illinois, and the separate corporate existence of Target and all of its rights, privileges, immunities and franchises, public or private, and all its duties and liabilities as a corporation organized under the IBCA, will continue unaffected by the Merger.

     (c)  The merger will have the effects specified by the IBCA.

     1.2 Effective Time. As soon as practicable following fulfillment or waiver of the conditions specified in Article VII hereof, and provided that this Agreement has not been terminated or abandoned pursuant to Article IX hereof, the Constituent Corporations will cause Articles of Merger (the "Articles of Merger") to be filed with the office of the Secretary of State of the State of Illinois. Subject to and in accordance with the laws of the State of Illinois, the Merger will become effective at the date and time the Articles of Merger are filed with the office of the Secretary of State of the State of Illinois or such later time or date as may be specified in the Articles of Merger (the "Effective Time"). Each of the parties will use its best efforts to cause the Merger to be consummated as soon as practicable following the fulfillment or waiver of the conditions specified in Article VII hereof.


                                 ARTICLE II

                         THE SURVIVING CORPORATION
                         -------------------------

     2.1  Certificate of Incorporation.   The Certificate of Incorporation of
Target as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time.

     2.2 By-Laws. The By-Laws of Target as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation after the Effective Time.

     2.3 Board of Directors. From and after the Effective Time, the Board of Directors of Subsidiary shall be the Board of Directors of the Surviving Corporation.

                               ARTICLE III

                          CONVERSION OF SHARES
                          --------------------

     3.1 Conversion of Target Shares in the Merger. Pursuant to the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Target, all of the issued and outstanding shares of common stock (no par value per share) of Target ("Target Common Stock") shall be converted into, and become exchangeable for, four hundred thirty thousand (430,000) shares of validly issued, fully paid and nonassessable common stock ($.01 per value) of Parent ("Parent Common Stock").

     3.2 Status of Target Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Target, each issued and outstanding share of common stock of Target shall continue unchanged and remain outstanding as a share of common stock of the Surviving Corporation.

     (a) From and after the Effective Time, the Shareholders shall be entitled to receive from Parent in exchange for all outstanding shares of Target Common Stock surrendered to Parent, a certificate or certificates representing the number of shares of Parent Common Stock into which such holder's shares of Target Common Stock were converted pursuant to Section 3.1. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate, which immediately prior to the Effective Time represented shares of Target Common Stock, surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of any such certificate surrendered.

     (b) Upon surrender of the certificate or certificates representing Target Common Stock ("Target Certificate"), the holder of such Target Certificates shall be entitled to receive in exchange therefor a certificate representing that number of shares of Parent Common Stock into which the shares of Target Common Stock represented by Target Certificates so surrendered shall have been converted pursuant to the provisions of Section 3.1, and Target Certificates so surrendered shall forthwith be canceled.

     3.3 Closing of Transfer Books. From and after the Effective Time, the stock transfer books of Target shall be closed and no transfer of shares of Target Common Stock shall thereafter be made. If, after the Effective Time, Target Certificates are presented to Parent, they shall be canceled and exchanged for the Parent Common Stock in accordance with the procedures set fforth in this Article III

     3.4 Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at such time, place and date as Parent and Target shall agree (the "Closing Date").

                                 ARTICLE IV

                             FURTHER AGREEMENT
                             -----------------

     4.1 On the Closing Date Target shall repay the loans from Erik P. Gustafson and Donald H. Gustafson, Jr. in the aggregate principal amount of two hundred eighty thousand dollars ($280,000). Promptly after the completion of the Return of Target for 1998 but in no event later than April 1, 1999 there shall be distributed to the Shareholders by Target in proportion to their percentage ownership interests in Target immediately prior to the Effective Time an aggregate amount equal to the total additional amount of Federal and state income taxes paid or payable by the Shareholders for the calendar year 1998 attributable to the income of Target less the aggregate amount of distributions by Target to each of the Shareholders between January 1, 1998 and the Effective Time (other than loan repayments required pursuant to the terms of this Section 4.1).

     4.2 Investor Representation Letter. On the date hereof, the Shareholders shall execute the Investor Representation Letter in the form of Exhibit C attached hereto.

                                 ARTICLE V

                      REPRESENTATIONS AND WARRANTIES
                      ------------------------------

     5.1 General Statement. The parties make the representations and warranties to each other which are set forth in this Article V. The survival of all such representations and warranties shall be in accordance with section 10.1 hereof. All representations and warranties of Target are made subject to the exceptions which are noted in the schedule delivered by Target to Parent concurrently herewith and identified as the "Target Disclosure Schedule."
Copies of all documents referenced in the Target Disclosure Schedule shall be attached thereto.

     5.2 Representations and Warranties of Parent and Subsidiary. Parent and Subsidiary jointly and severally represent and warrant to Target, as of the date hereof and at the Effective Time, as follows:

     (a) Organization. Each of the Parent and the Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation;

     (b) Authorization of Transaction. Each of Parent and Subsidiary has the full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of the Parent and the Subsidiary, enforceable in accordance with its terms and conditions.

     (c) Noncontravention. To the knowledge of any director or officer of Parent, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court which either Parent or Subsidiary is subject to or provision of the charter or by-laws of either Parent or Subsidiary, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration, create in any party the right to accelerate, terminate, modify or cancel or require any notice, under any agreement, contract, lease, license, instrument or other arrangement to which either Parent or the Subsidiary is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have a material adverse effect on the ability of the parties to consummate the transactions contemplated by the Agreement. To the knowledge of any director or officer of Parent, other than in connection with the provisions of the Illinois General Corporation Law, neither Parent nor Subsidiary needs to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or obtain any authorization, consent or approval would not have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

     (d) Parent Common Stock. The shares of Parent Common Stock to be issued to the Shareholders as contemplated hereunder are (i) duly authorized, and (ii) when issued and exchanged pursuant to the terms of this Agreement, will be validly issued, fully paid, non-assessable and not subject to any preemptive rights.

     (e)  Taxes.

     (1) All tax returns, statements, reports and forms (including estimated tax returns and reports and information returns and reports) required to be filed with any tax authority with respect to any taxable period ending on or before the consummation of the transactions set forth herein, by or on behalf of Parent (collectively, the "Parent Returns"), have been or will be filed when due (including any extensions of such due date), and all amounts shown to be due thereon on or before the Closing have been or will be paid on or before such date, except to the extent such failure to file or pay has not had and could not reasonably be expected to have a Material Adverse Effect.

     (2) The consolidated financial statements of Parent contained in Parent's Annual Report to Stockholders for the year ended July 31, 1998, and in any subsequent Parent Reports fully accrue all material actual and contingent liabilities for taxes with respect to all periods through the date thereof in accordance with GAAP.

     (f) Governmental Authorizations and Licenses. Parent has all material licenses, orders, authorizations, permits, concessions, certificates and other franchises or analogous instruments of any governmental entity required by applicable law to operate its business (collectively, the "Parent Government Licenses") which Parent Government Licenses are in full force and effect, and is in compliance with the terms, conditions, limitations, restrictions, standards, prohibitions, requirements and obligations of such Parent Government Licenses except to the extent failure to hold and maintain such Parent Government Licenses or to so comply would not be reasonably likely to have a Material Adverse Effect. There is not now pending, nor to the best knowledge of Parent is there threatened, any action, suit, investigation or proceeding against Parent before any governmental entity with respect to the Parent Government Licenses, nor is there any issued or outstanding notice, order or complaint with respect to the violation by Parent of the terms of any Parent Government License or any rule or regulation applicable thereto, except to the extent that any such action would not be reasonably likely to have a Material Adverse Effect. Whenever used in this Article V, the phrase "Material Adverse Effect" shall mean a material adverse effect on the business, properties, prospects, conditions (financial or otherwise) or results of operations of Parent or its subsidiaries on a consolidated basis.

     5.3 Representations and Warranties of Target and Shareholders. Target and each of the Shareholders jointly and severally represent and warrant to each of Parent and Subsidiary as of the date hereof and at the Effective Time, as follows:

     (a) Organization, Qualification and Corporate Power. Target is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of Illinois. Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Target has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

     (b) Capitalization. The entire authorized capital stock of the Target consists of 1,000 shares of common stock, of which one hundred (100) shares are issued and outstanding. All of the issued and outstanding shares of Target have been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target.

     (c) Authorization of Transaction. Target has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that the Target cannot consummate the Merger unless and until it receives the approval of its shareholders. This Agreement constitutes the valid and legally binding obligation of the Target, enforceable in accordance with its terms and conditions.

     (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) to the best of each Shareholder's knowledge, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target is subject or any provision of the charger or bylaws of Target or
(ii)conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any security interest upon any of its assets) other than in connection with the provisions of the Illinois General Corporation Law, Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

     (e) Financial Statements. The financial statements (including the related notes and schedules) dated as of December 31, 1997 and October 31, 1998 have been prepared in accordance with generally accepted accounting principles (except for the accrual of accounts payable) applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Target as of the indicated dates and the results of operations of the Target for the indicated periods, are correct and complete in all respects, and are consistent with the books and records of the Target.

     (f)  Events Subsequent to October 31, 1998.   Since October 31, 1998, there
has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Target.

     (g) Undisclosed Liabilities. Target has no liability (whether known or unknown, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth in the face of the balance sheets dated October 31, 1998 and outstanding at the Effective Time,
(ii) liabilities which have arisen after October 31, 1998 in the ordinary course of business, including indebtedness related to the expansion of the three (3) new stores (none of which results from, arises out of, relates to, is in the nature of, or was caused by breach of contract, breach of warranty, tort, infringement, or violation of law), and (iii) unasserted claims.

     (h) Brokers' Fees. The Shareholders shall be responsible for and pay any fees or commissions to any broker, finder, or agent engaged by any of the Shareholders or Target with respect to the transactions contemplated by this Agreement.
     (i)  Taxes.  With respect to Taxes (as defined below:)

          (i) Target has filed, within the time and in the manner prescribed by law, all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed under federal, state, local or any foreign laws by Target or such Target, and all such returns are true, correct and complete in all material respects.

          (ii) Except as set forth on Schedule 5.3(i)(ii) of Target Disclosure Schedule, Target has within the time and in the manner prescribed by law, paid (and until the Effective Time will, within the time and in the manner prescribed by law, pay) all Taxes (as defined below) that are due and payable.

          (iii) There are no liens for Taxes upon the assets of Target except liens for Taxes not yet due.

          (iv) Target and each of its predecessors by merger have had a valid election in effect under section 1362(a) of the Code to be an S corporation for the calendar year 1998 and all prior years since their organization.

          (v) Except as set forth in Schedule 5.3(i)(vi) of Target Disclosure Schedule (which shall set forth the type of return, date filed, and date of expiration of the statute of limitations), no deficiency for any Taxes has been proposed, asserted or assessed against Target which has not been resolved and paid in full.

          (vi) There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns that have been given by Target.

          (vii) Except as set forth on Schedule 5.3(i)(viii) of Target Disclosure Schedule (which shall set forth the nature of the proceeding, the type of return, the deficiencies proposed or assessed and the amount thereof, and the taxable year in question), no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Returns.

          (viii) Target is not a party to any tax-sharing or allocation agreement, nor does Target owe any amount under any tax-sharing or allocation agreement.

          (ix) No amounts payable under any plan, agreement or arrangement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

          (x) Target has complied (and until the Effective Time will comply) in all respect with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 or 1442 of the Code or similar provisions under any foreign laws) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

          (xi) Target has not ever been (and does not have any liability for unpaid Taxes because it once was) a member of an "affiliated group" within the meaning of section 1502 of the Code during any part of any consolidated return year within any part of which year any corporation other than Target was also a member of such affiliated group.

          (xii) There will be no Taxes owed by Target as a result of any "net recognizable built-in gain" (as defined in section 1374 of the Code).

          (xiii) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by Target.

     (j) Agreements. Except as listed and disclosed on the Target Disclosure Statement and attached to this Agreement, Target is not subject to any employment agreement, contract, lease or other agreement. Target is not subject to any agreement with any software customer regarding restricting or limiting competition or disclosure of information except for an agreement with Miraglia, Inc., if any.

     (k) Employees. Target has furnished to Parent payroll report for pay period ending November 27, 1998 and the bonus report for the month of October 1998 listing the compensation arrangement for each employee and furnished to Parent a copy of the employee health insurance plan.

     (l) Litigation and Claims. Except as disclosed on the Target Disclosure Statement, Target is not subject to any litigation or is a party to any decree or judgment or, to any Shareholder's actual knowledge, any claims.

     (m)  Subsidiaries.  Target has no subsidiaries.

     (n) Intangible Assets. The Target Disclosure Schedule contains a complete list of all Intellectual Property Rights and all other intangible assets used in connection with the business of Target, including, but not limited to, all software used or licensed by Target in connection with the business of Target. Target has the absolute right to use the name "Instant Cash Advance" in Illinois. No person or entity has any ownership interest in or right to payment attributable to or arising out of the use of such intangible assets except as listed in the Target Disclosure Schedule. As used herein, the term "Intellectual Property Rights" means all industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, know-how, trade secrets, proprietary processes and formulae, confidential information, franchises, licenses, inventions, instructions, marketing materials, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, memoranda and records.

      (o)  Intellectual Property.

          (i) Target has the right to use all Intellectual Property Rights necessary or required for the conduct of its business as currently conducted and such rights are sufficient for such conduct of its business.

          (ii) Except as set forth in the Target Disclosure Statement, there are no royalties, honoraria, fees or other payments payable by Target to any person by reason of the ownership, use, license, sale or disposition of the Intellectual Property Rights.

          (iii) Except as set forth in the Target Disclosure Statement, no activity, service or procedure currently conducted by Target violates or will violate any contract of Target with any third party or infringe any Intellectual Property Right of any other party or person.

          (iv) Except as set forth in the Target Disclosure Statement, Target has not received from any third party in the past three years any notice, charge, claim or other assertion that Target is infringing any Intellectual Property Right of any third party or committed any acts of unfair competition, and no such claim is impliedly threatened by an offer to license from a third party under a claim of use.

          (v) Except as set forth in the Target Disclosure Statement, Target has not sent to any third party in the past three years nor otherwise communicated to another person any notice, charge, claim or other assertion of infringement by or misappropriation of any Intellectual Property Right of Target by such other person or any acts of unfair competition by such other person, nor is any such infringement, misappropriation or unfair competition occurring or threatened.

          (vi) The Target Disclosure Statement contains a true and complete list of all applications, filings and other formal actions made or taken by Target to perfect or protect its interest in the Intellectual Property Rights, including, without limitation, all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights and copyright applications.

     (p) Title to Assets, Properties and Rights and Related Matters. Target has such rights and interests in the Intellectual Property Rights as provided in
Section 5.3(n) and except as set forth in the Target Disclosure Statement, good and marketable title to all other assets, properties and interests in properties, real or personal, reflected on the financial statement dated October 31, 1998 or acquired after October 31, 1998 (except accounts receivable and notes receivable paid in full subsequent to October 31, 1998), free and clear of all encumbrances of any kind or character, except for those encumbrances set forth in the Target Disclosure Statement.

     (q)  Compliance With Laws.   To each Shareholder's knowledge, Target is in
compliance with all laws, regulations, rules and ordinances in any manner relating to the ownership or operation of the business or businesses of Target.

     (r) Licenses. Target has been issued all licenses necessary to operate the business of Target at each of the business locations of Target.

     (s) Zoning. Each of the locations at which the business of Target is conducted is zoned to permit the operation of such business of Target at such location.

     (t) Leases. The Target Disclosure Schedule contains a complete list of all leases for which Target is subject. Excluding any default attributable to the change in ownership or control resulting from the consummation of this Agreement, no breach or default exists, or with the giving of notice or the passage of time or both will exist, under the terms of any of such leases except as reflected on the Target Disclosure Schedule.

     (u) Indebtedness. The Target Disclosure Schedule contains a complete list of all indebtedness and obligations of Target in excess of one thousand dollars ($1,000) as of the date of this Agreement.

     (v) Distributions. Target has not made any distributions to any of the Shareholders during 1998 except for the payments to be made on the Closing Date required by Section 4.1.

                                  ARTICLE VI

                                  COVENANTS
                                  ---------

     6.1 Conduct of Business of Target Pending the Merger. Target agrees that from the date hereof and prior to the Effective Time or earlier termination of this Agreement:

     (a) Full access. Target shall permit representatives of Parent to have full access to all premises, properties, personnel, books, records, contracts and documents pertaining to Target with reasonable notice and without disruption to ordinary business operations;

     (b) Operation of Business. Target will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing:

          (i) Target will not authorize or effect any change in its charter or bylaws;

          (ii) Target will not grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock.

          (iii) Target will not declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

          (iv) Target will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the ordinary course of business;

          (v) Target will not impose any security interest upon any of its assets;

          (vi) Target will not make any capital investment in, make any loan to, or acquire the securities or assets of any other person outside the ordinary course of business;

          (vii) Target will not make any change in employment terms for any of its directors, officers, and employees outside the ordinary course of business; and

          (viii)  Target will not commit to any of the foregoing.

     (c) Exclusivity. Target shall not solicit, initiate or encourage the submission of any proposal or offer from any person relating to the acquisition of all or substantially all of the capital stock or assets of Target. Target shall notify the Parent immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

     (d) New Locations. Target shall use good faith efforts to complete the finish out and obtain the licenses for the operation of the three locations which have not opened for business as of the date of this Agreement.

     6.2 Approval of Shareholders. Target shall (a) cause a meeting of its shareholders to be duly called and held in accordance with the laws of the State of Illinois, applicable federal and state securities laws and Target's Articles of Incorporation and By-Laws as soon as reasonable practicable for the purpose of voting on the adoption and approval of this Agreement, the Merger Agreement, and the Merger (the "Proposal"), (b) recommend to its shareholders approval of the Proposal (except to the extent that the board of directors of Target determines, after receiving the written advice of counsel, that such act is not permitted by such board of directors in the discharge of their fiduciary duties to Target), and (c) use its best efforts to obtain the necessary approval of its shareholders.

     6.3  Noncompetition.   Shareholders unconditionally agree that prior to
December 11, 2008 none of the Shareholders shall (1) enter into any agreement with or directly or indirectly solicit employees or representatives of Parent (or its corporate successor) or any of its Subsidiaries for the purpose of causing them to leave Parent (or its corporate successor) or any of its Subsidiaries to take employment with any of the Shareholders or any other person or business entity, (2) compete, directly or indirectly, with Parent (or its corporate successor) or any of its Subsidiaries or any person or entity for whom Parent (or its corporate successor) or any of its Subsidiaries manages a business in the State of Illinois or within twenty-five (25) miles of any location listed on Exhibit D currently owned or managed by Parent or any of its Subsidiaries (the "Noncompete Area"), (3) act as an officer, director, consultant, shareholder, partner, lender, agent, associate or principal of any entity engaged in any business of the same nature as, or in competition with, Parent (or its corporate successor) or any of its Subsidiaries in the State of Illinois or within twenty-five (25) miles of any location listed on Exhibit D currently owned or managed by Parent or any of its Subsidiaries, (4) participate in the ownership, management, operation or control of any business directly or indirectly competitive with the business of Parent (or its corporate successor) or any of its Subsidiaries in the State of Illinois or within twenty-five (25) miles of any location listed on Exhibit D currently owned or managed by Parent or any of its Subsidiaries, or (5) directly or indirectly interfere with or agitate in any way any employee or representative of Parent (or its corporate successor) or any of its Subsidiaries for the purpose of causing such employee or representative to terminate employment or any contractual relationship with Parent (or its corporate successor) or any of its Subsidiaries or to be dissatisfied with their employment or contractual relationship, (6) solicit customers or potential customers of Parent (or its corporate successor) or any of its Subsidiaries in the State of Illinois or within twenty-five (25) miles of any location listed on Exhibit D currently owned or managed by Parent or any of its Subsidiaries, or (7) own or apply for a license or permit to operate in the State of Illinois or within twenty-five (25) miles of any location listed on Exhibit D currently owned or managed by Parent or any of its Subsidiaries of a type similar to a license or permit owned or held by Parent (or its corporate successor) or any of its Subsidiaries. To induce Parent to enter into this Agreement and to acquire the stock of Target owned by Shareholders, Shareholders unconditionally represent and warrant to Parent that the restrictions in the foregoing provision are reasonable, and that such provision is necessary to protect the business of Parent, Target and its Subsidiaries and that such provision is enforceable in accordance with its terms. Each of Shareholders acknowledge that Parent is entering into this Agreement in reliance upon the foregoing representation and warranty of the Shareholders and that the Parent and Target competes or will compete with other businesses that are or could be located in any part of the United States. As used herein, the term "participate in" shall mean that any Shareholder shall directly or indirectly, for his own benefit or for, with or through any other person, firm or corporation, own, manage, operate or control a business, loan money to, or participate in the ownership, management, or control of a business, or be connected with a business as a director, officer, employee, partner, consultant, agent, independent contractor or otherwise. As used herein in this Section 6.3, the term "Subsidiary" shall mean any corporation more than fifty percent (50%) of the capital stock is owned directly or indirectly by Parent or Target or the corporate parent of Parent or Target.

     In the event of the breach by any of Shareholders of any of the covenants contained in this Section 6.3, it is understood that damages will be difficult to ascertain and Parent (or its corporate successor) may petition a court of law or equity for injunctive relief in addition to any other relief which Parent (or its corporate successor) may have under law, this Agreement or any other agreement in connection therewith. In connection with the bringing of any legal or equitable action for the enforcement of this Agreement, Parent (or its corporate successor) and Target shall be entitled to recover, whether Parent (or its corporate successor) seeks equitable relief, and regardless of what relief is afforded, such reasonable attorney's fees and expenses as Parent (or its corporate successor) may incur in prosecution of Parent's claim for breach hereof. The existence of any claim or cause of action of Target or any of the Shareholders against Parent, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Parent of the covenants and agreements of Target and Shareholders contained in this Section 6.3. Shareholders jointly, severally and unconditionally agree to indemnify and hold harmless Parent (or its corporate successor) and Target of and from all losses, damages, costs and expenses arising out of or attributable to the breach by any of Shareholders of this Section 6.3.

     6.4 Third Party Consents. Each party to this Agreement shall use its best efforts to obtain, as soon as reasonably practicable, all permits, authorizations, consents, waivers and approvals from third parties or governmental authorities necessary to consummate this Agreement and the Merger Agreement and the transactions contemplated hereby or thereby, including, without limitation, any permits, authorizations, consents, waivers and approvals required in connection with the Merger.

     6.5 Releases. Parent shall use reasonable efforts to have the Shareholders released from liability under guaranty agreements and lease agreements relating to Target. If this Agreement is consummated, Parent shall indemnify and hold harmless the Shareholders for obligations and liabilities under guaranty agreements and lease agreements attributable to the period after the Effective Time.

     6.6 Audit. Each of the Shareholders shall provide Deloitte and Touche, LLP with the assistance necessary to complete the audit of the books and records of Target within thirty (30) days after the Effective Time. This covenant shall survive the Closing.

     6.7 Qualification of Reorganization. After the Effective Time Parent shall cause the Surviving Corporation to continue Target's historic business or use a significant portion of Target's historic assets in a business in a manner that satisfies Section 1.368-1(d), Income Tax Regs., and Parent shall not take, or permit the Surviving Corporation to take any action which could cause the Merger to fail to qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended.

     6.8  Registration of Stock.   Parent shall use reasonable efforts to cause
a registration statement to be filed with the Securities and Exchange Commission on or before January 31, 1999 covering the common stock of Parent to be received by the Shareholders pursuant to the terms of this Agreement. Parent shall use its best efforts to cause the common stock of Parent to be received by the Shareholders, pursuant to the terms of this Agreement, to be registered under the Securities Act of 1933, as amended, on or before February 29, 1999.

     6.9 Consents of Lessors. Target and Shareholders agree to use reasonable efforts to obtain the consent of all lessors and other parties to leases and other contracts to the transfer of such leases and contracts.

     6.10 Licenses. Promptly after the Closing Date Parent shall notify the Illinois Department of Financial Institutions that the Merger was occurred and apply for the renewal of all consumer installment loan licenses issued to Target.

                                ARTICLE VII

                           CONDITIONS TO CLOSING
                           ---------------------

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment of all of the following conditions precedent at or prior to the Effective Time:

     (a)  The Merger shall be approved by the shareholders of Target;

     (b) No injunction, order or decree by any Federal, state or foreign court which prevents the consummation of Merger shall have been issued;

     (c) No statute or regulation shall exist or be enacted which would prevent consummation of Merger;

     (d) All governmental consents and approvals required for Merger shall have been obtained;

     7.2 Conditions to Obligations of Target to Effect the Merger. The obligation of Target to effect the Merger is subject to fulfillment of all of the following conditions precedent at or prior to the Effective Time:

     (a) All representations and warranties in Section 5.2 shall be true and correct in all material respects;

     (b) Parent and Subsidiary shall have performed and complied with all covenants under this Agreement;

     (c) Target shall have received a certificate of the president of Parent and the chief financial officer of Subsidiary certifying that the conditions in Sections 7.2(a) and 7.2(b) have been fulfilled;

     (d) Parent shall have delivered to Target and the Shareholders the written opinion of Parent's legal counsel in the form attached hereto as Exhibit E dated as of the Closing Date.

     7.3  Conditions to Obligations of Parent and Subsidiary to Effect the
Merger.   The obligations of Parent and Target to effect the Merger are subject to the fulfillment of all of the following conditions precedent at or prior to the Effective Time:

     (a) The representations and warranties made by Target and the Shareholders are true and correct;

     (b) Target and the Shareholders shall have performed and complied with all of their respective obligations under this Agreement;

     (c) No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or change would (A) prevent consummation of any of the transactions contemplated by this Agreement; (B) cause any of the transactions contemplated by this Agreement, (C) affect adversely the right of Parent to own the capital stock of the Surviving Corporation or (D) adversely affect the right of the Surviving Corporation to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

     (d) Parent shall have received a certificate of president of Target certifying that the conditions contained in Section 7.3(a) and 7.3(b) have been fulfilled;

     (e) The Investment Representation Letter in substantially the form of Exhibit C shall have been executed by each of the Shareholders;

     (f) All consents and approvals necessary for the Merger shall have been obtained;

     (g) Target shall have delivered to Parent and Subsidiary the written opinion of counsel to Target, substantially in the form attached hereto as Exhibit F, dated as of the Closing Date;

     (h) No material adverse change has occurred in the business, operations or prospects of Target;

     (i) Eight payday advance stores of Target are open and operating and leases satisfactory to Parent covering three (3) additional locations have been fully executed;

     (j) All licenses necessary to operate the eight (8) existing business locations of Target after the consummation of the Merger have been issued or reissued;

     (k) No distributions shall have been made by Target to any of the Shareholders during the year 1998 except the distributions declared by the Board of Directors on October 28, 1998;

     (l)  Resignation of the officers and directors of Target; and

     (m) Each of the Shareholders of Target shall have delivered to Parent executed assignments of all capital stock of Target owned by each of them.

                                ARTICLE VIII

                              INDEMNIFICATION
                              ---------------

     8.1 General Indemnification Covenants. (a) Subject to the provisions of Sections 8.3 and 8.4, the Shareholders shall indemnify, save and keep Parent and its affiliates, successors and permitted assigns (including Target and the Surviving Corporation) (the "Parent Indemnitees"), harmless against and from all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys' fees, disbursements and expenses (collectively, "Damages"), sustained or incurred by any of the Parent Indemnitees as a result of, arising out of or by virtue of any misrepresentation, breach of any warranty or representation, or non-fulfillment of any agreement or covenant on the part of Target or any of the Shareholders, whether contained in this Agreement or the Merger Agreement or any exhibit or schedule hereto or in any closing document delivered by Target or any of the Shareholders to Parent or Subsidiary in connection herewith. Notwithstanding anything contained in this Article VIII or this Agreement, no claim, suit, demand suit or cause of action shall be brought against the Shareholders nor shall any Shareholder be liable for any Damages under this
Article VIII or this Agreement unless and until the aggregate amount of Damages under this Article VIII or this Agreement exceeds fifty thousand dollars ($50,000), in which event Parent shall be entitled to indemnification for all
Damages in excess of $50,000 in the aggregate.  	(b) Parent shall
indemnify, save and keep the Shareholders ("Target Indemnitees") harmless against and from all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys fees, disbursements and expenses (collectively, "Damages") sustained or incurred by any of the Target Indemnitees as a result of any misrepresentations, breach of any warranty or representation or non-fulfillment of any agreement or covenant on the part of Parent, whether contained in this Agreement or the Merger Agreement or any exhibit or schedule hereto in any closing document delivered by Parent to any of the Shareholders in connection herewith. Notwithstanding anything contained in this Article VIII or this Agreement, no claim, suit, demand suit or cause of action shall be brought against Parent nor shall Parent be liable for any Damages under this Article VIII or this Agreement unless and until the aggregate amount of Damages under this Article VIII or this Agreement exceeds fifty thousand dollars ($50,000) in the aggregate, in which event Shareholders shall be entitled to indemnification for all Damages in excess of $50,000 in the aggregate (excluding Damages attributable to any violation of Section 4.1, Section 6.7 or Section 6.8).

     8.2  Tax Indemnity.

     (a) The Shareholders hereby agree to pay, indemnify, defend and hold Parent and Target harmless from and against any and all Taxes (as defined in Section 5.3(i)) of Target with respect to any period (or any portion thereof) up to and including the Effective Time, except for Taxes of Target which are reflected as current liabilities for taxes that exist as of the Effective Time ("Current Tax Liabilities") on the balance sheet dated October 31, 1998 ("Closing Balance Sheet"), together with all reasonable legal fees, disbursements and expenses incurred by Parent or Target in connection therewith.

     (b) Parent shall prepare and file any Return of Target which is required to be filed after the Effective Time and which relates to any period (or portion thereof) up to and including the Effective Time and Parent shall, within fifteen
(15) days prior to the due date of any such Return, deliver a draft copy to the Shareholders. As soon as is practicable after notice from Parent to the Shareholders at any time prior to the date any payment for Taxes attributable to any such Return is due, an amount equal to the excess, if any, of (i) Taxes that are due with respect to any taxable period pending on or before the Effective Time, or Taxes that would have been due with respect to a taxable period beginning before and ending after the Effective Time if such period had ended on the Effective Time over (ii) the amount of such Taxes of Target with respect to such taxable period which are reflected as Current Tax Liabilities on the Closing Balance Sheet shall be promptly paid by the Shareholders to Parent.

     (c) Parent shall indemnify Shareholders of and from any income tax liability resulting from (i) any increase in the amount of ordinary income of Target above the amount of ordinary income reflected on the original Return of Target for 1997 and (ii) any increase in the amount of ordinary income of Target for the portion of 1998 ending on the Effective Date above the amount of ordinary income reflected on the original Return for 1998 prepared by Parent.
In the event that it is ultimately determined that the amount of ordinary income of Target for 1997 was less than the amount of ordinary income reflected on the original Return of Target for 1997, Shareholders shall reimburse Target for the reduction in the amount of income taxes incurred by each of them for 1997 attributable to such reduction in the ordinary income of Target. In the event that it is ultimately determined that the ordinary income of Target for 1998 was less than reflected on the original Return for 1998 filed by Parent, Shareholders shall reimburse Target for any excess amounts distributed to the Shareholders pursuant to the last sentence of Section 4.1 of this Agreement.

     (d) The indemnity provided for in this Section 8.2 shall be independent of any other indemnity provision hereof and, anything in this Agreement to the contrary notwithstanding, shall survive until the expiration of the applicable statutes of limitation for the Taxes referred to herein, and any Taxes subject to the indemnification for Taxes set forth in this Section 8.2 shall not be subject to the provisions of Sections 8.1 or 8.4 hereof. Notwithstanding anything in this Agreement to the contrary, the Shareholders will not be obligated to indemnify Parent and Target under any provision of this Agreement with respect to Taxes or other liabilities that arise as a direct result of a failure of the Merger to qualify as a reorganization within the meaning of
Section 368(a) of the Code, provided that such failure to qualify is not the result of a breach by the Shareholders of any of their representations, covenants or agreements.

     8.3  Conditions of Indemnification of Parent Indemnitees Pursuant to
Section 8.1(a).

     (a) Promptly following the receipt by a Parent Indemnitee of notice of a demand, claim, action, assessment or proceeding made or brought by a third party, including a governmental agency (a "Third Party Claim"), the Parent Indemnitee receiving the notice of the Third Party Claim (i) shall notify the Shareholders of its existence, setting forth the facts and circumstances of which such Parent Indemnitee has received notice, and (ii) if the Parent Indemnitee giving such notice is a person entitled to indemnification under this
Article VIII (an "Indemnified Party"), specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted.

     (b) The Indemnified Party shall, upon reasonable notice by the Shareholders, tender the defense of a Third Party Claim to the Shareholders. If the Shareholders accept responsibility for the defense of a Third Party Claim, then the Shareholders shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in their discretion exercised in good faith and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as they deem fair and reasonable, provided that at least ten
(10) days prior to any such settlement, they shall give written notice of their intention to settle to the Indemnified Party. The Indemnified Party shall have the right to be represented by counsel at its own expense in any defense conducted by the Shareholders.

     (c) Notwithstanding the foregoing, in connection with any settlement by the Shareholders, no Indemnified Party shall be required to (1) enter into any settlement (A) that does not include the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, (B) if the Indemnified Party shall, in writing to the Shareholders within the ten (10) day period prior to such proposed settlement disapprove of such settlement proposal and desire to have the Shareholders tender the defense of such matter back to the Indemnified Party, or (C) that requires an Indemnified Party to take any affirmative actions as a condition of such settlement, or (2) consent to the entry of any judgment that does not include a full dismissal of the litigation or proceeding against the Indemnified Party with prejudice; provided, however, that should the Indemnified Party disapprove of a settlement proposal pursuant to Clause (B) above, the Indemnified Party shall thereafter have all of the responsibility for defending, contesting and settling such Third Party Claim but shall not be entitled to indemnification by the Shareholders to the extent that, upon final resolution of such Third Party Claim, the Shareholders' liability to the Indemnified Party but for this provision exceeds what the Shareholders' liability to the Indemnified Party would have been if the Shareholders were permitted to settle such Third Party Claim in the absence of the Indemnified Party exercising its right under Clause (B) above.

     (d) If, in accordance with the foregoing provisions of this Section 8.3, an Indemnified Party shall be entitled to indemnification against a Third Party Claim, and if the Shareholders shall fail to accept the defense of a Third Party Claim which has been tendered in accordance with this Section 8.3, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Shareholders. If, pursuant to this Section 8.3, the Indemnified Party so defends or settles a Third Party Claim for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed by the Shareholders for the reasonable attorneys' fees and other expenses of defending the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Shareholders of itemized bills for said attorneys' fees and other expenses. No failure by the Shareholders to acknowledge in writing their indemnification obligations under this Article VIII shall relieve them of such obligations to the extent they exist.

     8.4  Certain Tax and Other Matters.

     (a) If, in connection with the audit of any Return, a proposed adjustment is asserted in writing with respect to any Taxes of Target for which the Shareholders are required to indemnify Parent or Target pursuant to Section 8.2(a) hereof, Parent shall notify the Shareholders of such proposed adjustment within twenty (20) days after the receipt thereof. Upon notice to Parent within twenty (20) days after receipt of the notice of such proposed adjustment from Parent, the Shareholders may assume (at the Shareholders' own cost and expense) control of and contest such proposed adjustment.

     (b) Alternatively, if the Shareholders request within twenty (20) days after receipt of notice of such proposed adjustment from Parent, Parent or Target, as the case may be, shall contest such proposed adjustment. The Shareholders shall be obligated to pay all reasonable out-of-pocket costs and expenses (including legal fees and expenses) which Parent or Target may incur in so contesting such proposed adjustment as such costs and expenses are incurred, and Parent shall have the full right to contest such proposed adjustment and shall be entitled to settle or agree to pay in full such proposed adjustment (in its sole discretion) and thereafter pursue its rights under this Agreement. The Shareholders shall pay to Parent all indemnity amounts in respect of any such proposed adjustment within thirty (30) days after written demand to the Shareholders therefor, or, if the Shareholders have assumed control of the contest of such proposed adjustment as provided above (or has requested Parent or Target to contest such proposed adjustment within the time provided above), within thirty (30) days after such proposed adjustment is settled or a Final Determination has been made with respect to such proposed adjustment.

     (c)  For purposes of this Section 8.4, a "Final Determination" shall mean
(i) the entry of a decision of a court of competent jurisdiction at such time as an appeal may no longer be taken from such decision or (ii) the execution of a closing agreement or its equivalent between the particular taxpayer and the Internal Revenue Service, as provided in Section 7121 and Section 7122, respectively, of the Code, or a corresponding agreement between the particular taxpayer and the particular state or local taxing authority. The obligation of the Shareholders to make any indemnity payment pursuant to Section 8.2(a) shall be premised on the receipt by the Shareholders from Parent or Target of a written notice setting forth the relevant portion of any Final Determination, and in cases where the amount of the indemnity payment exceeds $1,000, a certified statements by a nationally recognized accounting firm setting forth the amount of the indemnity payment (and in all other cases, a similar statement certified by the chief financial officer of Parent) and describing in reasonable detail the calculation thereof.

     8.5 Certain Information. Parent, the Shareholders and Target agree to furnish or cause to be furnished to each other (at reasonable times and at no charge) upon request as promptly as practicable such information (including access to books and records) pertinent to Target and assistance relating to Target as is reasonably necessary for the preparation, review and audit of financial statements, the preparation, review, audit and filing of any Tax Return, the preparation for any audit or the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment or which may result in the Shareholders being liable under the indemnification provisions of this Section 8.5, provided, that access shall be limited to items pertaining solely to Target. The Shareholders shall grant to Parent access to all Tax Returns filed with respect to Target.

     8.6 Release by The Shareholders. Each of the Shareholders hereby releases and discharges Parent and Target and each of its officers and directors from and agrees and covenants that in no event will any of the Shareholders commence any litigation or other legal or administrative proceeding against, Parent, Target or any of their officers or directors, whether in law or equity, relating to any and all claims and demands, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages, actual or consequential, past, present and future, arising out of or in any way connected with his ownership or alleged ownership of Target Common Stock prior to the Effective Time, other than claims or demands arising out of the transactions contemplated by this Agreement and the Merger Agreement.

     8.7 Condition of Indemnification of Target Indemnitees Pursuant to Section 8.1(b).
     (a) Promptly following the receipt by a Target Indemnitee of notice of a demand, claim, action, assessment or proceeding made or brought by a third party, including a governmental agency (a "Third Party Claim"), the Target Indemnitee receiving the notice of the Third Party Claim (i) shall notify Parent of its existence, setting forth the facts and circumstances of which such Target Indemnitee has received notice, and (ii) if the Target Indemnitee giving such notice is a person entitled to indemnification under this Article VIII (an "Indemnified Party"), specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted.

     (b) The Indemnified Party shall, upon reasonable notice by Parent, tender the defense of a Third Party Claim to Parent. If the Parent accepts responsibility for the defense of a Third Party Claim, then the Parent shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, it shall give written notice of its intention to settle to the Indemnified Party. The Indemnified Party shall have the right to be represented by counsel at its own expense in any defense conducted by the Parent.

     (c) Notwithstanding the foregoing, in connection with any settlement by Parent, no Indemnified Party shall be required to (1) enter into any settlement
(A) that does not include the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, (B) if the Indemnified Party shall, in writing to Parent within the ten (10) day period prior to such proposed settlement disapprove of such settlement proposal and desire to have Parent tender the defense of such matter back to the Indemnified Party, or (C) that requires an Indemnified Party to take any affirmative actions as a condition of such settlement, or (2) consent to the entry of any judgment that does not include a full dismissal of the litigation or proceeding against the Indemnified Party with prejudice; provided, however, that should the Indemnified Party disapprove of a settlement proposal pursuant to Clause (B) above, the Indemnified Party shall thereafter have all of the responsibility for defending, contesting and settling such Third Party Claim but shall not be entitled to indemnification by Parent to the extent that, upon final resolution of such Third Party Claim, Parent's liability to the Indemnified Party but for this provision exceeds what Parent's liability to the Indemnified Party would have been if Parent were permitted to settle such Third Party Claim in the absence of the Indemnified Party exercising its right under Clause (B) above.

     (d) If, in accordance with the foregoing provisions of this Section 8.7, an Indemnified Party shall be entitled to indemnification against a Third Party Claim, and if Parent shall fail to accept the defense of a Third Party Claim which has been tendered in accordance with this Section 8.7, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to Parent. If, pursuant to this Section 8.7, the Indemnified Party so defends or settles a Third Party Claim for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed by Parent for the reasonable attorneys' fees and other expenses of defending the Third Party Claim which are incurred from time to time, forthwith following the presentation to Parent of itemized bills for said attorneys' fees and other expenses. No failure by the Parent to acknowledge in writing its indemnification obligations under this
Article VIII shall relieve it of such obligations to the extent they exist.

                                 ARTICLE IX

                    TERMINATION, AMENDMENT AND WAIVER
                    ---------------------------------

     9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of
Target:

     (a)  By mutual consent of Parent and Target; or

     (b) By Parent if (i) the Merger shall not have been consummated on or before December 15, 1998 (the "Termination Date"), (ii) the requisite vote of the shareholders of Target to approve this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby shall not be obtained at the meetings, or any adjournments thereof, called therefor, (iii) any governmental or regulatory body, the consent of which is a condition to the obligations of Parent, Target and Target to consummate the transactions contemplated hereby or by the Merger Agreement, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful, or (iv) any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable.

     (c) By the Shareholders if (i) the Merger shall not have been consummated on or before the Termination Date or (ii) the occurrence of an event which will have a Material Adverse Effect.

     9.2 Effect of Termination. In the event of termination of this Agreement by either Parent or Target, as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either Target, Parent, Target or their respective officers or directors. Nothing in this Section 9.2 shall relieve any party from liability for any beach of this Agreement.

     9.3 Amendments and Waivers. The parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respect boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Illinois General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                                  ARTICLE X

                                MISCELLANEOUS
                                -------------

     10.1 Survival of Representations and Warranties. All representations, warranties, covenants and agreements made by any party in this Agreement or pursuant hereto shall survive the Merger until December 11, 2003, except for the representations, warranties, covenants and agreements contained in Sections 5.3(i), 5.3(k), 6.4, 6.6, 6.7, 6.8 and 8.2 of this Agreement which shall survive the Merger until the expiration of the applicable statutes of limitations with respect to such matters. All claims made by Parent by virtue of any such representations, warranties, covenants and agreements shall be made under, and subject to the limitations set forth in, Article VIII hereof.

     10.2 Press Releases and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable best efforts to advise the other party prior to making the disclosure.

     10.3 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

    If to Erik P. Gustafson:          c/o Stein Roe - Farnham
                                      1 South Wacker Drive, 31st Floor
                                      Chicago, Illinois 60606

    If to Donald H. Gustafson, Jr.:	  4 Country Road
                                      Village of Golf, Florida 3436

    If to Judy Redington:             c/o Instant Cash Advance
                                      1238 North Ashland Avenue
                                      Chicago, Illinois 60622

    If to William Bingo:              16 Holly Drive
                                      Boynton Beach, Florida 33436


    Copy to:                          Robert S. Wynne
                                      Baker & Daniels
                                      300 North Meridian, Suite 2700
                                      Indianapolis, Indiana 46204

    If to the Parent:                 First Cash, Inc.
                                      690 East Lamar, Suite 400
                                      Arlington, Texas 76011
                                      Attn: Rick L. Wessel

    Copy to:                          William D. Ratliff, III
                                      Haynes and Boone, LLP
                                      201 Main Street, Suite 2200
                                      Fort Worth, Texas 76102

    If to Surviving Corporation:      One Iron Ventures, Inc.
                                      690 East Lamar, Suite 400
                                      Arlington, Texas 76011
                                      Attn: Rick L. Wessel

    Copy to:                          William D. Ratliff, III
                                      Haynes and Boone, LLP
                                      201 Main Street, Suite 2200
                                      Fort Worth, Texas 76102

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

     10.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

     10.5 Non-Waiver. The failure of any party to insist upon performance of any terms, covenants or conditions shall not be construed as a subsequent waiver of any such terms, covenants, or conditions.

     10.6 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original.

     10.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

     10.9 Venue. Venue for any controversy or claim arising out of this Agreement or Merger Agreement shall lie in Tarrant County, Texas.

     10.10 Succession and Assignment. Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

     10.11 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.12 Expenses. Shareholders shall personally pay all expenses in excess of $15,000 in the aggregate incurred by them in connection with this Agreement and the transactions contemplated thereby. Parent shall pay the attorneys fees and other costs incurred by the Shareholders in connection with this Agreement (including attorneys fees incurred to transfer licenses) up to $15,000 in the aggregate.

     10.13 Tradename. The Shareholders shall be entitled to use the tradename "Instant Cash Advance" outside the Noncompete Area.

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Reorganization on the date first above written.

                                        PARENT:

                                        FIRST CASH, INC.


                                        By:
                                            Rick L. Wessel, President


                                        SUBSIDIARY:

                                        CASH & GO OF ILLINOIS, INC., an
                                         Illinois corporation


                                        By:
                                            Rick L. Wessel, President


                                        TARGET:

                                        ONE IRON VENTURES, INC., an
                                         Illinois corporation


                                        By:
                                            Erik P. Gustafson, President



                                        SHAREHOLDERS:



                                        Donald H. Gustafson, Jr.



                                        Erik P. Gustafson



                                        Judy Redington



                                        William Bingo